Exhibit (k)(19)

AMENDMENT NO. 2 AND REAFFIRMATION

AMENDMENT NO. 2 AND REAFFIRMATION, dated as of October 5, 2015, (this “Agreement”), by and between KAYNE ANDERSON MLP INVESTMENT COMPANY, a Maryland corporation (the “Borrower”) and SUMITOMO MITSUI BANKING CORPORATION as agent (the “Lender”). The parties hereto are parties to the Credit Agreement, dated as of February 18, 2014 (as amended prior to the date hereof, the “Credit Agreement” and capitalized terms not defined herein shall have the meanings set forth in the Credit Agreement) and hereby agree as follows:

ARTICLE I: AMENDMENTS

Subject to the conditions set forth in Article III hereof, Section 7(h) (“Events of Default”) of the Credit Agreement is amended to read in its entirety as follows:

(h) “Either (x) the Investment Manager or an Affiliate thereof shall no longer act as investment manager for the Borrower, or (y) in the aggregate Richard A. Kayne and Robert V. Sinnott, each an individual resident in Los Angeles County, California, shall own less than 50.1 per cent of the equity interests of the Investment Manager or such Affiliate thereof, provided, this clause (y) shall no longer be applicable if and when Ares Management, L.P. or an Affiliate thereof acquires, directly or indirectly, no less than 50.1 per cent of the equity interests of the Investment Manager or one of its controlling Affiliates, provided further such acquisition takes place on or before June 30, 2016; or”.

ARTICLE II: REAFFIRMATION

Borrower hereby ratifies, confirms and reaffirms in all respects all of its obligations to the Lender as evidenced by the Loan Documents and all of its obligations to the Lender arising under any other instrument or agreement creating, evidencing, or securing any of its obligations to the Lender.

ARTICLE III: CONDITIONS

This Agreement and the consent of the Borrower and the Lender thereto shall not become effective until the date (the “Effective Date”) that this Agreement is executed by the Borrower and delivered to the Lender.

ARTICLE IV: MISCELLANEOUS

Section 4.1. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).

Section 4.2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 4.3. Loan Document. This Agreement is a Loan Document.

Section 4.4. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 4.5. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or of any other Loan Document by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement or of such other Loan Document.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 and Reaffirmation to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

KAYNE ANDERSON MLP INVESTMENT COMPANY

By	/s/ TERRY A. HART
Name:	Terry A. Hart
Title:	Chief Financial Officer

LENDER:

SUMITOMO MITSUI BANKING CORPORATION

By	/s/ ALAN KROUK
Name:	Alan Krouk
Title:	Managing Director

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